Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-65200, 333-58957, 333-35919 and 333-97015) pertaining to the Cell Therapeutics, Inc. 1994 Equity Incentive Plan and the Cell Therapeutics, Inc. 1996 Employee Stock Purchase Plan and to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-93835, 333-33872, 333-36038, 333-41300, 333-67906 and Form S-4 No. 333-101292) of Cell Therapeutics, Inc. and in the related Prospectuses of our report dated January 31, 2003, with respect to the consolidated financial statements and schedule of Cell Therapeutics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

ERNST & YOUNG LLP

Seattle, Washington

March 26, 2003